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Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION]

October 24, 2003

Intraware, Inc.
25 Orinda Way
Orinda, California 94563

        Re:    Intraware, Inc. (the "Company") Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for Intraware, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of common stock, $0.0001 par value per share (the "Shares"), of the Company to be offered and sold by investment funds and accounts managed by Apex Capital, LLC (the "Selling Securityholders"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to such shares of common stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

        We are of the opinion that the Shares to be offered and sold by the Selling Securityholders have been duly authorized and are legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name under the heading "Legal Matters" in the Registration Statement.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati

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  Exhibit 5.1